Exhibit 21.1
Universal Electronics Inc.
List of Subsidiaries of the Registrant
CG Asia Limited (organized under the laws of the British Virgin Islands)
C.G. Development Limited (organized under the laws of Hong Kong)
C.G. Group (organized under the laws of the British Virgin Islands)
C.G. Technology Limited (organized under the laws of Hong Kong)
C.G. Timepiece Limited (organized under the laws of Hong Kong)
Enson Assets Limited (organized under the laws of the British Virgin Islands)
Gemstar Polyfirst Limited (organized under the laws of Hong Kong)
Gemstar Technology (China) Co. Limited (organized under the laws of the People's Republic of China)
Gemstar Technology (Qinzhou) Co. Limited (organized under the laws of the People's Republic of China)
Gemstar Technology (Yangzhou) Co. Limited (organized under the laws of the People's Republic of China)
One For All Argentina S.R.L (organized under the laws of Argentina)
One For All France S.A.S. (organized under the laws of France)
One For All GmbH (organized under the laws of Germany)
One For All Iberia S.L. (organized under the laws of Spain)
One For All UK, Ltd. (organized under the laws of the United Kingdom)
UE Singapore Pte. Ltd. (organized under the laws of Republic of Singapore)
UEI do Brasil Controles Remotos Ltda. (organized under the laws of Brazil)
UEI Cayman Inc. (organized under the laws of the Cayman Islands)
UEI Electronics Private Limited (organized under the laws of India)
UEI Hong Kong Holdings Co. Pte. Ltd. (organized under the laws of Hong Kong)
UEI Hong Kong Private Limited (organized under the laws of Hong Kong)
Universal Electronics BV (organized under the laws of the Netherlands)
Universal Electronics Italia S.R.L. (organized under the laws of Italy)
Universal Electronics (Shenzhen) LLC (organized under the laws of the People's Republic of China)